SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing

                          Commission File Number 0-6764
                                 ---------------


(Check one)
X  Form 10-K and Form 10-KSB ___ Form 11-K
___Form 20-F ___  Form 10-Q and Form 10-QSB  ___ Form N-SAR

           For period ended         December 31, 2000
                             -----------------------------------------------

___ Transition Report on Form 10-K and Form 10-KSB
___ Transition Report on Form 20-F
___ Transition Report on Form 11-K
___ Transition Report on Form 10-Q and Form 10-QSB
___ Transition Report on Form N-SAR

           For the transition period ended _________________________________


           Read Attached Instruction Sheet Before Preparing Form.
           Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:




                                     PART I
                             REGISTRANT INFORMATION

      Full name of registrant       Fortune Financial, Inc.
                              --------------------------------------------------

      Former name if applicable   Mobile America Corporation
                                ------------------------------------------------


      Address of principal executive office (Street and Number)
      10475-103 Fortune Parkway
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      City, State and Zip Code       Jacksonville, Florida 32256
                               -------------------------------------------------

                                     PART II
                             RULE 12B-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      X   (a) The reasons  described in reasonable  detail in Part
III of this form could not be eliminated without unreasonable effort or expense:

      X   (b) The  subject  annual  report,  semi-annual  report,
transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     ___ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

           The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 could not be filed within the prescribed time period because certain information and data relating to and necessary for the completion of the Registrant's financial statements and management's discussion and analysis of financial condition and results of operations could not be obtained by the Registrant within such time period without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification.

                Mark P. Brockelman                      (904) 363-6339 ext. 2319
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                  (Name)                          (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

  X  Yes  ___  No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

  ___  Yes  X  No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Fortune Financial, Inc.
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                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


      Date:  March 30, 2001         By   /s/ MARK P. BROCKELMAN
                                      ----------------------------
                                             Mark P. Brockelman
                                      Vice President and Chief Financial Officer